Exhibit 99.1

Span-America Reports Growth in Sales and Net Income for Fourth Quarter and Fiscal Year 2012

GREENVILLE, S.C.--(BUSINESS WIRE)--November 8, 2012--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported growth in sales and net income for the fourth quarter and fiscal year ended September 29, 2012. The company reported that fourth quarter sales rose 30% to $17.8 million, and net income increased 67% to $1.5 million, or $0.51 per diluted share, compared with the fourth quarter of the prior fiscal year. For the full year of fiscal 2012, sales rose 45% to $76.1 million, and net income increased 41% to $5.2 million, or $1.77 per diluted share, compared with fiscal 2011. The 2012 results include the contribution from M.C. Healthcare that was acquired in December 2011.

“Span-America’s improved results for fiscal 2012 benefited from solid growth from our medical and custom products segments and the contribution of M.C. Healthcare that we acquired in the first quarter of this fiscal year,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “We are very pleased with our operating results across all segments of our business and expect continued growth in fiscal 2013 based on our current outlook.

“We remain very positive about our medical segment based on our plans to continue integrating Span-America’s therapeutic support surfaces with M.C. Healthcare’s medical bed frames. We have increased our research and development efforts to expand our product lines in the medical segment and enhance our existing products. We also plan to add new product offerings by combining our therapeutic support surfaces and medical bed frames. We believe these new products will increase our market opportunities with new customers and enhance our cross-selling efforts with existing customers,” continued Mr. Ferguson.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2012 increased 30% to $17.8 million compared with $13.7 million in the same quarter last year. The $4.1 million increase in sales included $2.2 million in sales growth from Span-America’s existing medical and custom products segments and $1.9 million in sales from the M.C. Healthcare acquisition. Medical segment sales rose 30% to $11.7 million in the fourth quarter of fiscal 2012 compared with $9.0 million in the fourth quarter last year. Sales in the custom products segment increased 29% to $6.1 million compared with $4.7 million in the fourth quarter of fiscal 2011.

Medical sales grew by $2.7 million compared with the fourth quarter of last fiscal year and benefited from increases of $800,000 in sales of pressure management products and $1.9 million in sales of M.C. Healthcare products. Medical sales, excluding the acquisition, increased 9% to $9.8 million compared with the fourth quarter of the prior fiscal year. The majority of this organic medical sales growth came from our therapeutic support surface product lines that grew 10% to $6.3 million and accounted for 54% of total medical sales in the fourth quarter of fiscal 2012. Our PressureGuard® Custom Care® products and our broad line of Geomattress® support surfaces continued to be sales leaders.

Sales of our other medical products included double-digit growth from our seating products and Risk Manager bedside safety mat. Sales of mattress overlays, Span-Aid® patient positioners and Selan® skin care sales were down compared with the fourth quarter of fiscal 2011.

“Our fourth quarter medical sales included a large order from a corporate customer in the long-term care market and higher sales to Veteran’s Administration (VA) facilities,” continued Mr. Ferguson. “We are very optimistic about future sales opportunities in the long-term care market and to the VA. We recently signed a new supply contract with the Department of Veterans Affairs, and we expect sales to the VA to grow as more facilities embrace Span-America’s newest technologies, including our proprietary line of PressureGuard® powered and non-powered air support surface products. We believe the expansion of our medical product lines in the coming year will also be attractive to customers in these important market segments.”

In the custom products segment, the sales growth came mainly from our consumer bedding product lines and was the result of increased demand from existing consumer customers, two consumer products promotions, lower than normal consumer sales volume in the fourth quarter last fiscal year and the addition of new customers in the fourth quarter of this fiscal year. Sales of consumer bedding products were up 36% to $5.5 million compared with $4.0 million in the fourth quarter of the prior fiscal year.

Sales of industrial products, included in the custom products segment, were down 8% to $664,000 compared with the fourth quarter of fiscal 2011, primarily due to lower demand from existing customers in the automotive and packaging markets.

Gross profit increased 33% to $6.2 million in the fourth quarter of fiscal 2012 compared with $4.6 million in the fourth quarter of fiscal 2011. Gross margin increased to 34.6% compared with 33.9% in the fourth quarter of last fiscal year. The increases in gross profit and gross margin were the result of higher sales volume and a slight reduction in raw material costs, primarily for foam. These positive factors were partly offset by a slight shift in sales mix toward lower-margin product lines.

Selling and marketing expenses were up 24% in the fourth quarter to $2.7 million compared with $2.2 million in the fourth quarter last year. The increase was related to the M.C. Healthcare acquisition and higher commission and freight expense as a result of the growth in sales volume.

Research and development expenses more than doubled to $320,000 compared with $148,000 in the fourth quarter of last fiscal year. The increase was due to new product development efforts for both M.C. Healthcare and Span-America’s base business.

Administrative expenses rose 16% to $1.2 million compared with $1.0 million in the fourth quarter of fiscal 2011. All of the additional administrative expenses in the fourth quarter were related to the addition of M.C. Healthcare.

Operating income for the fourth quarter of fiscal 2012 rose 51% to $2.0 million compared with $1.3 million in the fourth quarter last fiscal year. The increase in operating income was the result of higher sales volume and a lower rate of increase in SG&A expenses compared with the fourth quarter last year, offset partially by an operating loss of $83,000 in the M.C. Healthcare business due to break-even sales volume levels combined with relatively high R&D expenses.

Net income for the fourth quarter of fiscal 2012 increased 67% to $1.5 million, or $0.51 per diluted share, compared with $910,000, or $0.32 per diluted share, in the fourth quarter of fiscal 2011 due mainly to higher sales levels and a lower effective tax rate for the fourth quarter of fiscal 2012.

Fiscal Year Results

Fiscal 2012 net sales increased 45% to $76.1 million compared with $52.6 million in fiscal 2011 and benefited from growth in the medical and custom products segments and the acquisition of M.C. Healthcare. The $23.6 million increase in sales included organic growth of $13.4 million and $10.2 million from the M.C. Healthcare acquisition.

Medical segment sales rose 34% to $46.5 million in fiscal 2012 compared with sales of $34.7 million in fiscal 2011. M.C. Healthcare is included in the medical segment and accounted for approximately 87% of the medical segment sales growth from the prior fiscal year. The remaining growth in medical sales was primarily from our lines of therapeutic support surfaces.

Sales in the custom products segment increased 66% in fiscal 2012 to $29.7 million compared with $17.8 million in fiscal 2011. Within this segment, consumer sales rose 77% to $26.3 million compared with $14.8 million in fiscal 2011, and industrial sales increased 14% to $3.4 million. The majority of sales growth in the custom products segment was due to consumer bedding sales that resulted from several limited-time promotions with our retail customers during fiscal 2012. The remaining portion of the increase came from higher demand from existing customers related to product enhancements as well as the addition of new customers.

Net income for fiscal 2012 rose to $5.2 million, or $1.77 per diluted share, an increase of 41% from $3.7 million, or $1.30 per diluted share, in fiscal 2011. The earnings increase for fiscal 2012 was the result of higher overall sales volume, the M.C. Healthcare acquisition and a lower rate of increase in SG&A expenses compared with the prior year. The M.C. Healthcare acquisition contributed net income of $734,000, or $0.25 per diluted share, from the closing date of December 9, 2011, through fiscal year-end 2012 and accounted for approximately 48% of the total increase in net income for fiscal 2012 compared with the prior fiscal year.

Outlook for Fiscal 2013

“We expect sales and net income for the first quarter of fiscal 2013 to be slightly higher than those in the first quarter of fiscal 2012 based on our continued momentum as we begin fiscal year 2013,” continued Mr. Ferguson. “Our focus for the coming year will be on expanding our product and marketing opportunities through new product introductions, upgrading existing product lines and further integration of our proprietary therapeutic support surfaces and medical bed frames.

“Our outlook for fiscal 2013 is also positive based on the addition of new products and new customers in both our medical and custom products segments. We also continue to work with our combined M.C. Healthcare and Span-America sales teams to build our cross-selling opportunities, and we are optimistic that we can create new growth openings for our combined operations,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the loss of a key customer or distributor for our products, (b) the inability to achieve anticipated sales volumes of medical or custom products, (c) the addition of new risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (d) the possibility of having material uncollectible receivables from one or more key customers or distributors, (e) the potential for volatile pricing conditions in the market for polyurethane foam, (f) raw material cost increases, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers or key suppliers, (i) the impact of competitive products and pricing, (j) government reimbursement changes in the medical market, (k) FDA regulation of medical device manufacturing and (l) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Fiscal Year Ended
	Sept. 29,	Oct. 1,		Sept. 29,	Oct. 1,
	2012	2011	% Chg	2012	2011	% Chg

Net sales	$17,781,866	$13,722,499	30%	$76,146,423	$52,578,372	45%
Cost of goods sold	11,624,958	9,076,944	28%	52,624,293	34,433,918	53%
Gross profit	6,156,908	4,645,555	33%	23,522,130	18,144,454	30%
	34.6%	33.9%		30.9%	34.5%

Selling and marketing expenses	2,715,257	2,194,288	24%	10,446,961	8,737,103	20%
Research and development expenses	319,946	147,848	116%	1,100,420	643,433	71%
General and administrative expenses	1,160,523	1,002,299	16%	4,464,684	3,288,745	36%
	4,195,726	3,344,435	25%	16,012,065	12,669,281	26%

Operating income	1,961,182	1,301,120	51%	7,510,065	5,475,173	37%
	11.0%	9.5%		9.9%	10.4%
Non-operating income (expense):
Interest expense	(7,891)	-	n/a	(20,861)	-	n/a
Other	11,262	4,499	150%	(23,231)	18,893	-223%
Net non-operating income (expense)	3,371	4,499	-25%	(44,092)	18,893	-333%

Income before income taxes	1,964,553	1,305,619	50%	7,465,973	5,494,066	36%

Income taxes	443,000	396,000	12%	2,251,000	1,795,000	25%
Net income	$1,521,553	$909,619	67%	$5,214,973	$3,699,066	41%
	8.6%	6.6%		6.8%	7.0%

Net income per common share:
Basic	$0.52	$0.33	60%	$1.80	$1.33	35%
Diluted	0.51	0.32	60%	1.77	1.30	36%

Dividends per common share	$0.125	$0.11	14%	$0.47	$0.42	12%

Weighted average shares outstanding:
Basic	2,919,250	2,795,751	4%	2,892,956	2,777,820	4%
Diluted	2,974,381	2,848,284	4%	2,946,603	2,839,292	4%

Supplemental data:
Depreciation expense	$175,920	$179,714	-2%	$756,656	$720,478	5%
Amortization expense	133,631	26,583	403%	452,670	89,218	407%

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Sept. 29,	Oct. 1,
	2012	2011
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$2,665,302	$2,124,406
Securities available for sale	-	4,001,831
Accounts receivable, net of allowances	8,238,266	6,350,360
Inventories	9,418,842	7,669,741
Deferred income taxes	613,420	468,000
Prepaid expenses	314,912	302,310
Total current assets	21,250,742	20,916,648

Property and equipment, net	5,390,675	5,155,528
Goodwill	4,610,615	1,924,131
Other assets	6,395,734	2,599,693
	$37,647,766	$30,596,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$3,360,859	$3,233,597
Accrued and sundry liabilities	3,359,487	2,371,288
Total current liabilities	6,720,346	5,604,885

Deferred income taxes	293,149	161,000
Deferred compensation	554,287	608,992
Total long-term liabilities	847,436	769,992

Total liabilities	7,567,782	6,374,877

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,919,250 (Sept. 29, 2012) and 2,794,509 (Oct. 1, 2011)	2,757,359	1,111,706
Additional paid-in capital	838,252	765,988
Retained earnings	26,199,977	22,343,429
Accumulated other comprehensive income (loss)	284,396	-
Total shareholders' equity	30,079,984	24,221,123

	$37,647,766	$30,596,000

Note: The Balance Sheet at October 1, 2011 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer